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                                                                   EXHIBIT 12(C)

                       TURNER BROADCASTING SYSTEM, INC.

                       COMPUTATION OF RATIO OF EARNINGS
                     TO FIXED CHARGES FOR INTERIM PERIOD

                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                       -----------------------
                                                                         1992           1993
                                                                       --------       --------
                                                                        (IN THOUSANDS, EXCEPT
                                                                            RATIO AMOUNTS)
(A)  Income before provision for income taxes, extraordinary items and the cumulative effect of a change in accounting for
       income taxes(a)...............................................  $ 61,060       $113,008
                                                                       --------       --------
                                                                       --------       --------
     Fixed charges
       Interest expense(b)...........................................  $159,462       $156,179
       Interest capitalized..........................................         0              0
       Interest associated with rental agreements(c).................    19,951         21,268
                                                                       --------       --------
         (B) Total fixed charges.....................................   179,413        177,447
       Less interest capitalized.....................................         0              0
                                                                       --------       --------
         (C) Total fixed charges exclusive of interest capitalized...  $179,413       $177,447
                                                                       --------       --------
                                                                       --------       --------
(D)  Earnings before income taxes, extraordinary items, the
       cumulative effect of a change in accounting for income taxes
       and fixed charges exclusive of interest capitalized (A+C).....  $240,473       $290,455
                                                                       --------       --------
                                                                       --------       --------
     Ratio of earnings to fixed charges (D/B)........................      1.34           1.64
                                                                       --------       --------
                                                                       --------       --------

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(a) Excludes losses of less-than-fifty-percent owned entities for the nine-month period ended September 30, 1993 of $13,848,000.
(b) Includes the Company's proportionate share of interest expense for the nine-month periods ended September 30, 1992 and 1993 of $5,896,000 and $5,421,000 associated with a joint venture.
(c) This charge represents one-third of consolidated rent expense, which the Company believes to be a reasonable approximation of the interest factor.